Exhibit 99.2

Tattooed Chef Announces Filing of Annual Report on Form 10-K

PARAMOUNT, Calif., March 19, 2021 -- Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, today announced that it has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Company has also filed a Form 8-K today after identifying updates to the financial information provided in its fourth quarter and full year 2020 earnings release. Subsequent to the earnings release issued on March 10, 2021, the Company adjusted for certain transactions related to the merger between Myjojo, Inc. and Forum Merger II Corporation (now known as Tattooed Chef, Inc.) on October 15, 2020. These adjustments resulted in an increase to net income of $23.4 million for the fourth quarter and full year 2020. The Company noted that the transaction adjustments were related to the merger, non-recurring and primarily non-cash. These adjustments did not impact the Company’s reported revenue, adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), cash balance, business operations or guidance for 2021. Please refer to the Form 8-K for further details on the merger-related adjustments.

ABOUT TATTOOED CHEF

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.

CONTACTS

INVESTORS

Rachel Perkins

rachel@ulshir.com

MEDIA

Natania Reed

tattooedchef@praytellagency.com

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